Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-290577 on Form S-1 of our report dated May 1, 2025, (January 26, 2026, as to the effects of the stock split described in Note 17) relating to the financial statements of Once Upon a Farm, PBC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

January 26, 2026